ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-133007 Dated June 7, 2007

Performance Securities with Partial Protection
Linked to an Asian Index Basket

Strategic Alternatives to Indexing

HSBC USA Inc. Securities linked to an Asian Index Basket due June 30, 2010

Investment Description

These Performance Securities with Partial Protection Linked to an Asian Index Basket, which we refer to as the notes, provide enhanced exposure to potential appreciation in a basket of Asian equity indices as well as protection at maturity of 20% of your principal. Partial principal protected investments can help reduce portfolio risk while maintaining an enhanced exposure to equities. The partial principal protection feature only applies at maturity.

Features

☐	Growth Potential: Investors receive enhanced upside participation in the performance of an equally weighted basket of Asian equities indices.

☐	Partial Protection of Principal: At maturity, investors will receive a cash payment equal to at least 20% of their invested principal.

☐	Diversification: Investors can diversify in a partial principal protected investment linked to a basket of major equity indices in Japan, China, Taiwan and Singapore.

Key Dates[1]

Trade Date	June 25, 2007
Settlement Date	June 29, 2007
Final Valuation Date	June 23, 2010
Maturity Date	June 30, 2010

[1]	Expected. In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the notes remains the same.

Security Offerings

We are offering Performance Securities with Partial Protection Linked to an Asian Index Basket. The notes are linked to a basket of indices consisting of the Nikkei 225® Index (ticker: NKY), the Hang Seng China Enterprises IndexTM (ticker: HSCEI), the KOSPI 200 Index (ticker: KOSPI2), and the MSCI Singapore IndexSM (ticker: SGY), which we refer to as the Asian index basket. The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be dependent upon the appreciation of the Asian index basket. The notes are offered at a minimum investment of $1,000.

See “Additional Information about HSBC USA Inc. and the Notes” on page 2. The notes offered will have the terms specified in the accompanying base prospectus dated April 5, 2006, the accompanying prospectus supplement dated July 3, 2006, and the terms set forth herein. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the notes and the Asian basket indices. The notes do not guarantee any return of principal in excess of $2.00 per $10.00 invested. A basket return of less than -20% at maturity will result in a loss of principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Us

Per Note	100%	2.50%	97.50%

Total

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Notes

This free writing prospectus relates to one note offering linked to the Asian index basket identified on the cover page. The Asian index basket used in this free writing prospectus is a reference asset defined in the prospectus supplement. The purchaser of a note will acquire a security linked to a basket of four Asian equity indices. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates to the Asian index basket identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Asian index basket, any basket index or any stock or stocks comprised of any basket index, or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006 and the prospectus supplement dated July 3, 2006. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 of this free writing prospectus and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

◆	Prospectus supplement dated July 3, 2006:

www.sec.gov/Archives/edgar/data/83246/000110465906045146/a06-14758 3424b2.htm

◆	Prospectus dated April 5, 2006:

www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289 1s3asr.htm

As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated July 3, 2006 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 5, 2006.

Investor Suitability

The notes may be suitable for you if:

◆	You believe the Asian index basket will appreciate over the term of the notes

◆	You seek an investment with an enhanced return linked to the performance of Asian equity indices from Japan, China, Taiwan and Singapore

◆	You seek an investment that offers partial principal protection when the notes are held to maturity

◆	You are willing to hold the notes to maturity

◆	You do not seek current income from this investment

◆	You do not want exposure to local currency associated with the underlying Asian equity indices

The notes may not be suitable for you if:

◆	You do not believe the Asian index basket will appreciate over the term of the notes

◆	You do not seek an investment with exposure to Asian equity indices from Japan, China, Taiwan and Singapore

◆	You are unable or unwilling to hold the notes to maturity

◆	You seek an investment that is 100% principal protected

◆	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

◆	You seek current income from this investment

◆	You seek local currency exposure associated with the underlying Asian equity indices

The suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances.

Indicative Terms

Issuer	HSBC USA Inc. (Aa3/AA-)[1]

Issue Price	$10 per note

Term	3 years

Basket	The notes are linked to a basket consisting of the Nikkei 225® Index (NKY), the Hang Seng China Enterprises IndexTM (HSCEI), the KOSPI 200 Index (KOSPI2), and the MSCI Singapore IndexSM (SGY), each of which we refer to as an Asian basket index, or collectively, as the Asian basket indices.

Basket Weightings	Nikkei 225® Index, 25% Hang Seng China Enterprises IndexTM, 25% KOSPI 200 Index, 25% MSCI Singapore IndexSM, 25%

Protection Percentage	20%

Participation Rate	[110% to 120%. The actual Participation Rate will be determined on the Trade Date.]

Payment at Maturity (per $10)	If the basket return is positive,
you will receive:

     $10 + [$10 x (Basket Return
x Participation Rate)]

If the basket return is between 0% and -20%, inclusive, you will receive the principal amount of your notes at maturity.
If the basket return is less than -20%, you will receive:
     $10 + [$10 x (Basket Return
+ the Protection Percentage)]

If the basket return is less than -20%, you could lose up to $8.00 per $10.00 invested.

Basket Return	Basket Ending Level - Basket Starting Level

Basket Starting Level

Basket Starting Level	Set equal to 100 on the trade date.

Basket Ending Level	The basket closing level on the final valuation date. On the final valuation date, the basket closing level will be calculated as follows: 100 x [1 + (NKY Return x 25%) + (HSCEI Return x 25%) + (KOSPI2 Return x 25%) + (SGY Return x 25%)], where the return for each basket index is the performance of the respective basket index, calculated as the percentage change from the respective index closing level on the trade date (the “Initial Level”) to the respective index closing level on the final valuation date (the “Final Level”).

CUSIP	40428H 821
ISIN	US 40428H8218

Determining Payment at Maturity

On the Final Valuation Date, the percentage change from the basket starting level to the basket ending level

For each $10.00 of principal invested, you will receive a cash payment that provides you with a return equal to the basket return multiplied by the participation rate of [110% to 120% (actual participation rate to be set on the Trade Date)]. Accordingly, if the basket return is positive, for each $10.00 of principal invested, your payment at maturity will be calculated as follows:

$10 + [$10 x Basket Return x Participation Rate]

You will receive the principal amount of your notes at maturity.

If the basket return is lower than -20%, you will lose 1% of the principal amount of your notes for every 1% that the basket return is below -20%. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10 + [$10 x (Basket Return +
the Protection Percentage)]

As such, you could lose up to 80% of your principal depending on how much the Asian index basket declines.

[1]	HSBC USA Inc. is rated Aa3 by Moody’s and AA- by Standard & Poor’s. A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

What are the tax consequences of the notes?

In the opinion of Alston & Bird LLP, our special U.S. tax counsel, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions specifically addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the indices. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for additional information on certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the notes might differ from the treatment described above. For example, the notes could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in prospectus supplement.

You should carefully consider the discussion of all potential tax consequences as set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

THIS DOCUMENT WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE, OR LOCAL TAX PENALTIES. THIS DOCUMENT WAS WRITTEN AND PROVIDED BY HSBC IN CONNECTION WITH THE PROMOTION OR MARKETING BY HSBC AND/OR ANY BROKER-DEALERS OF THE NOTES. PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples assume a participation rate of [115%] and a range of basket returns from +50% to -50%

Example 1 — The level of the Asian index basket increases from a Basket Starting Level of 100 to a Basket Ending Level of 110.  Because the basket ending level is 110 and the basket starting level is 100, the basket return is positive and calculated as follows:

(110-100)/100= 10%

Because the basket return is equal to 10%, the payment at maturity is equal to $11.15 per $10.00 principal amount of notes calculated as follows:

$10 + ($10 x 10% x 115%) = $11.15

Example 2 — The level of the Asian index basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 90.  Because the basket ending level is 90 and the basket starting level is 100, the basket return is negative and calculated as follows:

(90-100)/100= -10%

Because the basket return is equal to -10%, which is in the principal protection range of 0% to -20%, the payment at maturity is equal to $10.00 per $10.00 principal amount of notes.

Example 3 — The level of the Asian index basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 70.  Because the basket ending level is 70 and the basket starting level is 100, the basket return is negative and calculated as follows:

(70-100)/100= -30%

Because the basket return is equal to -30%, which is lower than the -20% protection percentage, the investor will lose 1% of principal for each 1% that the basket return is below -20% and the payment at maturity is equal to $9.00 per $10.00 principal amount of notes calculated as follows:
$10 + [$10 x (-30% + 20%)] = $9.00

Key Risks

An investment in the notes involves significant risks. Some of the risks that apply to the notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

◆	Partial Principal Protection Only Applies if You Hold the Notes to Maturity: You should be willing to hold your notes to maturity. The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Asian index basket has appreciated since the trade date.

◆	The Notes are Not Fully Principal Protected and You May Lose Up to 80% of Your Initial Investment: The notes are not fully principal protected. The notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the basket return is below -20%. In that event, you will lose 1% of the original principal amount for each percentage point that the basket return is below -20%. Accordingly, you may lose up to 80% of your initial investment in the notes.

◆	Changes in the Level of the Asian Basket Indices May Offset Each Other: The notes are linked to an equally-weighted basket composed of the Asian basket indices. At a time when the level of one or more Asian basket indices increases, the level of the other Asian basket index or indices may not increase as much or may even decline. Therefore, in calculating the basket ending level, increases in the level of one or more of the Asian basket indices may be moderated, or offset, by lesser increases or declines in the level of the other Asian basket index or indices.

◆	No Interest or Dividend Payments or Voting Rights: As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the Asian basket indices would have.

◆	Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment at maturity described in this document is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which we will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.

◆	Lack of Liquidity: The notes will not be listed on any securities exchange. We intend to offer to purchase the notes in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which we are willing to buy the notes.

◆	Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

◆	We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes which are linked to the Asian index basket.

◆	Non-U.S. Securities Markets Risks: The stocks included in the Asian basket indices are issued by companies publicly traded in countries other than the United States. Because of the global nature of these issuers, investments in securities linked to the value of these equity securities involve particular risks. For example, non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the issuers of stocks included in the Asian basket indices will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Asian basket indices may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

◆	Risks Associated with Emerging Markets: An investment in the notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial, and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

◆	Except as provided below, no direct exposure to fluctuations in foreign exchange rates: The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the stocks which constitute the Asian basket indices are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in payment at maturity. However, because the MSCI Singapore Index is denominated in U.S. dollars but its component stocks are denominated in foreign currencies, there will be foreign currency exposure with respect to the SGY.

Market Disruption Event

If the final valuation date is not a scheduled trading day for an Asian basket index, then the final valuation date for that Asian basket index will be the next scheduled trading day. If a market disruption event (as defined below) exists for an Asian basket index on the final valuation date, then the final valuation date for that Asian basket index will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists for an Asian basket index on eight consecutive scheduled trading days, then that eighth scheduled trading day will be the final valuation date for the Asian basket index, and the final level of the Asian basket index will be determined by means of the formula for and method of calculating the Asian basket index which applied just prior to the market disruption event, using the relevant exchange traded or quoted price of each security in the Asian basket index (or a good faith estimate of the value of a security which is itself the subject of a market disruption event). Determination of a final valuation date will be made separately for each Asian basket index. For the avoidance of doubt, if no market disruption event exists with respect to an Asian basket index on the final valuation date, the determination of such Asian basket index’s final level will be made on the originally scheduled final valuation date, irrespective of the existence of a market disruption event with respect to one or more of the other Asian basket indices. If the final valuation date for any Asian basket index is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date for that Asian basket index, and no interest will be payable because of the postponement.

“Market disruption event” for an Asian basket index means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(a)	the occurrence or existence of a condition specified below at any time:

(i)     any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to securities that comprise 20 percent or more of the level of any Asian basket index or (B) in futures or options contracts relating to any Asian basket index on any related exchange; or

(ii)     any event (other than any event described in (b) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for securities that comprise 20 percent or more of the level of any Asian basket index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to any Asian basket index on any relevant related exchange; or

(b)     the closure on any scheduled trading day of any relevant exchange relating to securities that comprise 20 percent or more of the level of any Asian basket index or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” for an Asian basket index means each exchange or quotation system on which futures or options contracts relating to the Asian basket index are traded, or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange).

“Relevant exchange” for an Asian basket index means any exchange on which securities then included in such Asian basket index trade.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” for an Asian basket index means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each security then included in the Asian basket index.

Hypothetical Historical Basket Performance

The graph below illustrates the hypothetical historical performance of the Asian index basket from January 1, 1997 to May 31, 2007, as if the Asian index basket level was 100 on May 31, 2007. Hypothetical historical levels of the Asian index basket should not be taken as an indication of future performance.

INDEX INFORMATION

The Nikkei 225® Index (NKY)

We have derived all information relating to the NKY, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Nihon Keizai Shimbun, Inc. (“NKS”). NKS has no obligation to continue to publish, and may discontinue publication of, the NKY. The NKY is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. NKS first calculated and published the NKY in 1970. The NKY currently is based on 225 underlying stocks (the “Nikkei underlying stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. NKS rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY.

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

◆	Technology — Pharmaceuticals, Electric Machinery, Automobiles, Precision Machinery, Telecommunications;

◆	Financials — Banks, Miscellaneous Finance, Securities, Insurance;

◆	Consumer Goods — Marine Products, Food, Retail, Services;

◆	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

◆	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

◆	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

The NKY is a modified, price-weighted index (i.e., a Nikkei underlying stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) that is calculated by (i) multiplying the per-share price of each Nikkei underlying stock by the corresponding weighting factor for such Nikkei underlying stock (a “weight factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “divisor”). The divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The divisor was 24.293 as of May 31, 2007 and is subject to periodic adjustments as set forth below. Each weight factor is computed by dividing ¥50 by the par value of the relevant Nikkei underlying stock, so that the share price of each Nikkei underlying stock, when multiplied by its weight factor, corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei underlying stocks (currently the TSE). The level of the NKY is calculated once per minute during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei underlying stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei underlying stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable weight factor and divided by the new divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.

A Nikkei underlying stock may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei underlying stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei underlying stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by NKS. Upon deletion of a stock from the Nikkei underlying stocks, NKS will select a replacement for such deleted Nikkei underlying stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the Nikkei underlying stocks. In such a case, an existing underlying stock with low trading volume and deemed not to be representative of a market will be deleted by NKS.

A list of the issuers of the Nikkei underlying stocks constituting the NKY is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by NKS.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the final level of the NKY on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter orders and balance supply and demand for the stock. The TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the NKY may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the NKY, and these limitations, in turn, may adversely affect the value of the securities.

The accompanying graph illustrates the performance of the NKY from 1/1/97 to 5/31/07 as reported on Bloomberg L.P. The historical levels of the NKY should not be taken as an indication of future performance. The accompanying graph illustrates the performance of the NKY from 1/1/97 to 5/31/07 as reported on Bloomberg L.P. The historical levels of the NKY should not be taken as an indication of future performance.

The NKY Index closing level on May 31, 2007 was 17875.75.

License Agreement with NKS: We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use certain indices owned and published by NKS in connection with some securities, including the notes. The copyrights on “Nikkei 225” and the intellectual property rights and any other rights relating to labels such as “Nikkei” and “Nikkei 225” all belong to NKS. NKS may change the content of “Nikkei 225” and suspend publication thereof. The responsibility for executing the business matters pursuant to the licensing agreement shall rest solely with us and NKS shall not have any obligation or responsibility therefore.

The Hang Seng China Enterprises IndexTM (“HSCEI”)

We have derived all information relating to the HSCEI, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. The information reflects the policies of and is subject to change by, HSI Services Limited, a wholly-owned subsidiary of the Hang Seng Bank. HSI Services Limited has no obligation to continue to publish, and may discontinue publication of, the HSCEI. HSI Services Limited is under no obligation to continue to publish, and may discontinue or suspend the publication of the HSCEI at any time.

The HSCEI is compiled, published and managed by HSI Services Limited and was first calculated and published on August 8, 1994. The HSCEI was launched as a market-capitalization weighted index, consisting of all the Hong Kong listed H-shares of Chinese enterprises one year after the first H share company was listed on the Stock Exchange of Hong Kong Ltd. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. With the launch of the 200-stock Hang Seng Composite Index (“HSCI”) on October 3, 2001, the HSCEI became part of the Hang Seng Composite Index Series (the “HSCI Series”). Since then, constituents of the HSCEI comprise only the largest H-share companies which are included in the 200-stock HSCI. The HSCEI had a base index of 1,000 at launch, but on October 3, 2001 with the launch of the HSCI Series, the HSCEI was rebased with a value of 2,000 at January 3, 2000 to align with the HSCI Series. The HSCEI is reviewed semi-annually together with the HSCI Series. H-Share companies joining or leaving the HSCI are automatically included or excluded from the HSCEI.

To be included in the HSCI and be eligible for inclusion in the HSCEI, a stock must have a primary listing on the main board of the Stock Exchange of Hong Kong and the issuer must not have a secondary listing in Hong Kong, stocks listed on the Growth Enterprises Market, or preference shares, debt securities, or other derivatives. A stock is removed from the HSCI if (a) it had more than 20 trading days without turnover over the past 12 months, excluding days when the stock is suspended from trading, or (b) if the stock’s 12-month average market capitalization ranks fall to the 240th position or below. Stocks with less than one year listing history will be counted on a pro-rata basis. A stock is added to HSCI if (a) it has had less than 20 trading days without turnover over the past 12 months, excluding days when the stock is suspended from trading, and (b) the stock’s 12-month average market capitalization ranks rises to the 160th position or better. The number of constituent stocks in the HSCI is fixed at 200, so the next highest ranking stock will be added or the next lowest ranking constituents will be removed if the numbers of stocks that leave and join the HSCI are not the same.

The calculation methodology of the HSCEI changed on March 6, 2006 to a free float-adjusted market capitalization methodology. This free float adjustment aims to exclude from the HSCEI calculation long-term core shareholdings that are not readily available for trading. A free float-adjusted factor, which represents the proportion of shares that are free-floating as a percentage of issued shares, is now used to adjust the number of shares for index calculation. A 15% cap on individual stock weights is also applied to assure no one stock dominates the HSCEI.

The accompanying graph illustrates the performance of the Hang Seng China Enterprises Index from 1/1/97 to 5/31/07 as reported on Bloomberg L.P. The historical levels of the Hang Seng China Enterprises Index should not be taken as an indication of future performance.

The HSCEI closing level on May 31, 2007 was 10739.32.

License Agreement with Hang Seng Data Services Limited: The HSCEI is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The marks and names “The Hang Seng Index®” and “The Hang Seng China Enterprises Index®” are proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index by HSBC Bank USA, National Association in connection with the notes, but neither HSI Services Limited nor Hang Seng Data Services Limited warrants or represents or guarantees to any broker or holder of the notes or any other person (i) the accuracy or completeness of any of the Index and its computation or any information related thereto; or (ii) the fitness or suitability for any purpose of any of the Index or any component or data comprised in it; or (iii) the results which may be obtained by any person from the use of any of the Index or any component or data comprised in it for any purpose, and no warranty or representation or guarantee of any kind whatsoever relating to any of the Index is given or may be implied. The process and basis of computation and compilation of any of the Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice. To the extent permitted by applicable law, no responsibility or liability is accepted by HSI Services Limited or Hang Seng Data Services Limited (i) in respect of the use of and/or reference to any of the Index by HSBC BANK USA, National Association in connection with the notes; or (ii) for any inaccuracies, omissions, mistakes or errors of HSI Services Limited in the computation of any of the Index; or (iii) for any inaccuracies, omissions, mistakes, errors or incompleteness of any information used in connection with the computation of any of the Index which is supplied by any other person; or (iv) for any economic or other loss which may be directly or indirectly sustained by any broker or holder of the notes or any other person dealing with the notes as a result of any of the aforesaid, and no claims, actions or legal proceedings may be brought against HSI Services Limited and/or Hang Seng Data Services Limited in connection with the notes in any manner whatsoever by any broker, holder or other person dealing with the notes. Any broker, holder or other person dealing with the notes does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

The KOSPI 200 Index (“KOSPI2”)

We have obtained all information contained in this pricing supplement regarding the KOSPI 200, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Korea Exchange (“KRX”), the publisher of the KOSPI2. KRX has no obligation to continue to publish, and may discontinue publication of, the KOSPI2.

The KOSPI2 is a capitalization-weighted index of 200 Korean blue-chip stocks which make up a large majority of the total market value of the Korea Exchange (“KSE”). The KOSPI2 is the underlying index for stock index futures and options trading. The constituent stocks are selected on a basis of the market value of the individual stocks, liquidity and their relative positions in their respective industry groups.

Selection Criteria

All common stocks listed on the KSE as of the periodic realignment date will be included in the selection process, except for the stocks which fall into one of the following categories:

◆	stocks with administrative issues;

◆	stocks with liquidation issues;

◆	stocks issued by securities investment companies;

◆	stocks that have been listed less than one year as of the last trading in April of the year in which the periodic review and selection process occurs;

◆	stocks belonging to the industry groups other than those industry groups listed below;

◆	a constituent stock merged into a non-constituent stock;

◆	a company established as a result of a merger between two constituent stocks; and

◆	any other stocks that are deemed unsuitable to be included in the constituents of the KOSPI2.

The companies listed on the KOSPI 200 are classified into the following industry groups: (i) fisheries, (ii) mining, (iii) manufacturing, (iv) construction, (v) electricity and gas, (vi) services, (vii) post and communication and (viii) finance. The constituents of the KOSPI2 are selected first from the non-manufacturing industry cluster, and then from the manufacturing industry cluster. The constituents from the non-manufacturing industry cluster are selected in accordance with the following:

◆	Selection is made in descending order of market capitalization, from large to small, in the same industry group, while ensuring the accumulated market capitalization of the concerned industry group is within 70% of that of all industry groups.

◆	Notwithstanding the above, the stocks whose ranking of trading volume in descending order is below 85% of the stocks included in deliberation within the same industry group are excluded. In such case, the excluded stock is replaced by a stock that is next in ranking in market capitalization, but satisfies the trading volume criteria.

The constituents from the manufacturing industry cluster are selected in descending order of market capitalization, while excluding stocks whose ranking of trading volume in descending order is below 85% of the stocks included in the process within the same industry group. The excluded stock is replaced by a stock that is next in ranking in market capitalization, but satisfies the trading volume criteria.

Notwithstanding anything above, if a stock whose market capitalization is within the top 50 in terms of market capitalization, such stock may be included in the constituents of the KOSPI2, by taking into consideration the influence that the industry group has on the KOSPI2, as well as the liquidity of the concerned stock. Stocks to be placed on the replacement list are selected from the stocks included for deliberation, excluding those already selected as constituents of the KOSPI2.

KOSPI2 Calculation

The KOSPI2 is computed by multiplying (i) the market capitalization as of the calculation time divided by the market capitalization as of the base date, by (ii) 100. The base date of the KOSPI2 is January 3, 1990 with a base index of 100. Market capitalization is obtained by multiplying the number of listed common shares of the constituents by the price of the concerned common share.

If the number of listed shares increases due to rights offering, bonus offering and stock dividend, which accompany ex-right or ex-dividend, such increase is included in the number of listed shares on the ex-right date or ex-dividend date. Share prices refer to the market price established during the regular trading session. If no trading took place on such day, quotation price is used and if no quotation price is available, the closing price of the most recent trading day is used.

Stock Revision

The constituents of the KOSPI 200 are realigned once a year while observing each of the following:

◆	An existing constituent will not be removed if the ranking of the market capitalization of such stock is within 100/110 of the ranking of the KOSPI 200 constituents of the same industry group;

◆	In order to be included in the constituents of the KOSPI 200, the ranking of the market capitalization of a stock must be within 90/100 of the ranking of the KOSPI 200 constituents of the same industry group;

◆	If the ranking of the market capitalization of an existing constituent falls below 100/110 of the ranking of the KOSPI 200 constituents of the same industry group, but there is no stock satisfying the requirement specified in the preceding clause, the existing constituent will not be removed; and

◆	When removing the existing constituents, a constituent whose ranking of market capitalization within the same industry group is the lowest will be removed first. The periodic realignment date is the trading day following the last trading day of June contracts in the KOSPI 200 index futures and index options. With respect to any component security in the KOSPI 200, if any of the following events occur, such component security shall be removed from the KOSPI 200 and the removal date is as follows:

◆	Delisting: the trading day following the delisting date;

◆	Designation as administrative issue: the designation date;

◆	Merger: the day of trading halt; and

◆	It is determined that the stock is unsuitable as a component security of the KOSPI 200: the trading day following the day of such determination, which is the last trading day of the nearest month contracts of both the index futures and index options, after the date of such decision.

When realigning the component securities of the KOSPI 200, the replacement stocks are chosen from the replacement list in accordance with the rank order. In the case of an industry group that has no stock listed on the replacement list, a replacement stock is chosen from the replacement list of manufacturing industry cluster.

The Korea Exchange

The KSE’s predecessor, the Daehan Stock Exchange, was established in 1956. The KSE is a typical order-driven market, where buy and sell orders compete for best prices. The KSE seeks to maintain a fair and orderly market for trading and regulates and supervises its member firms. Throughout the trading hours, orders are matched at a price satisfactory to both buy and sell sides, according to price and time priorities. The opening and closing prices, however, are determined by call auctions; at the market opening and closing, orders received for a certain period of time are pooled and matched at the price at which the most number of shares can be executed. The KSE uses electronic trading procedures, from order placement to trade confirmation. The KSE is open from 9:00 a.m. to 3:00 p.m., Korean time, during weekdays. Investors can submit their orders from 8:00 a.m., one hour before the market opening. Orders delivered to the market during the period from 8:00 a.m. to 9:00 a.m. are queued in the order book and matched by call auction method at 9:00 a.m. to determine opening prices. After opening prices are determined, the trades are conducted by continuous auctions until 2:50 p.m. (10 minutes before the market closing).

Besides the regular session, the KSE conducts pre-hours and after-hours sessions for block trading and basket trading. During pre-hours sessions from 7:30 to 8:30 a.m., orders are matched at the previous day’s respective closing prices. After-hours sessions are open for 50 minutes from 3:10 p.m. to 4:00 p.m. During after-hours sessions, orders are matched at the closing prices of the day.

On January 26, 2004, the KSE introduced the random-end system at the opening and closing call auctions. The stated purpose of the random-end system is to prevent any distortion in the price discovery function of the KSE caused by “fake” orders placed with an intention of misleading other investors. In cases where the highest or lowest indicative price of a stock set during the last 5 minutes before the closing time of the opening (or closing) call session, 8:55-9:00 a.m. (or 2:55-3:00 p.m.), deviates from the provisional opening (or closing) price by 5% or more, the KSE delays the determination of the opening (or closing) price of the stock up to five minutes. The official opening (or closing) price of such stock is determined at a randomly chosen time within five minutes after the regular opening (or closing) time. The KSE makes public the indicative prices during the opening (or closing) call trading sessions. Pooling together all bids and offers placed during the order receiving hours for the opening (or closing) session, 8:10-9:00 a.m. (or 2:50-3:00 p.m.), the indicative opening (or closing) prices of all stocks are released to the public on a real-time basis.

The KSE sets a limit on the range that the price of individual stocks can change during a day. As of June 2004, that limit was set at 15%, which meant that the price of each stock could neither fall nor rise by more than 15% from the previous day’s closing price. In addition, when the price and/or trading activities of a stock are expected to show an abnormal movement in response to an unidentified rumor or news, or when an abnormal movement is observed in the market, the KSE may halt the trading of the stock. In such cases, the KSE requests the company concerned to make a disclosure regarding the matter. Once the company makes an official announcement regarding the matter, trading can resume within an hour; however, if the KSE deems that the situation was not fully resolved by the disclosure, trading resumption may be delayed. The KSE introduced circuit breakers in December 1998. The trading in the equity markets is halted for 20 minutes when the KOSPI 200 falls by 10% or more from the previous day’s closing and the situation lasts for one minute or longer. The trading resumes by call auction where the orders submitted during the 10 minutes after the trading halt ended are matched at a single price.

The accompanying graph illustrates the performance of the KOSPI2 Index from 1/1/97 to 5/31/07 as reported on Bloomberg L.P. The historical levels of the KOSPI2 should not be taken as an indication of future performance.

The KOSPI2 Index closing level on May 31, 2007 was 216.45.

License Agreement with the Korea Exchange: HSBC USA Inc. has entered into a non-exclusive license agreement with KSE, whereby HSBC USA Inc. and its affiliates and subsidiary companies, in exchange for a fee, will be permitted to use the KOSPI2, which is owned and published by KSE, in connection with certain products, including the notes.

The notes are not sponsored, endorsed, sold or promoted by the KSE. KSE not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the Notes. KSE makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the KOSPI2 to track general stock market performance. KSE has no relationship to HSBC USA Inc. other than the licensing of the KOSPI2 and the related trademarks for use in connection with the Notes, which index is determined, composed and calculated by KSE without regard to HSBC USA Inc. or the notes. KSE has no obligation to take the needs of HSBC USA Inc. or the owners of the notes into consideration in determining, composing or calculating the KOSPI2. KSE is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. KSE has no liability in connection with the administration, marketing or trading of the notes.

KSE is under no obligation to continue the calculation and dissemination of the KOSPI2 and the method by which the KOSPI2 is calculated and the name “KOSPI 200 Index” or “KOSPI2” may be changed at the discretion of KSE. No inference should be drawn from the information contained in this pricing supplement that KSE makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the KOSPI2 to track general stock market performance. KSE has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the KOSPI2. KSE is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the notes or in the determination or calculation of the equation by which the notes are to be settled in cash. KSE has no obligation or liability in connection with the administration, marketing or trading of the notes. The use of and reference to the KOSPI2 in connection with the notes have been consented to by KSE.

KSE disclaims all responsibility for any inaccuracies in the data on which the KOSPI2 is based, or any mistakes or errors or omissions in the calculation or dissemination of the KOSPI2.

The MSCI Singapore IndexSM (“SGY”)

We have derived all information contained in this product supplement regarding the SGY, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The information reflects the policies of, and is subject to change by, the Morgan Stanley Capital International Inc. (“MSCI”). The SGY is calculated, maintained and published by MSCI. We make no representation or warranty as to the accuracy or completeness of such information.

MSCI Singapore IndexSM Selection Criteria

MSCI targets an 85% free float adjusted market representation level within each industry group in Singapore. The security selection process within each industry group is based on analysis of the following:

◆	Each company’s business activities and the diversification that its securities would bring to the index.

◆	The size of the securities based on free float adjusted market capitalization. All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group. In addition, securities that do not meet the minimum size guidelines are not considered for inclusion. Though the following limits are subject to revision, as of the date of this product supplement, a security will be eligible for inclusion in the SGY if it achieves a free float adjusted market capitalization of U.S.$250 million and will be eligible for deletion if such capitalization falls below U.S.$125 million as of the yearly review. If, however, the free float adjusted market capitalization level falls significantly below the free float adjusted market capitalization level for deletions prior to a yearly review, for example during a quarterly review, then the security may be deleted prior to such yearly review.

◆	The liquidity of the securities. All other things being equal, MSCI targets for inclusion the most liquid securities in an industry group. In addition, securities that have inadequate liquidity are not considered for inclusion. MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the SGY but considers each stock’s relative standing within Singapore and between cycles. A useful measure to compare liquidity within the same market is the Annualized Traded Value Ratio (“ATVR”), which screens out extreme daily trading volumes and takes into account the difference in market capitalization size. The ATVR Ratio of each security is calculated via the following 3-step process:

◆	First, monthly median traded values are computed using the daily median traded value, multiplied by the number of days in the month that the security traded. The daily traded value of a security is equal to the number of shares traded during the day, multiplied by the closing price of that security. The daily median traded value is the median of the daily traded values in a given month.

◆	Second, the monthly median traded value ratio is obtained by dividing the monthly median traded value of a security by its free float adjusted security market capitalization at the end of the month.

◆	Third, the ATVR is obtained by multiplying the average of the monthly median trade value ratios of the previous 12 months — or the number of months for which this data is available — by 12.

Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the SGY.

For securities not subject to foreign ownership limitations, the free float of a security is estimated as its total number of shares outstanding less shareholdings classified as strategic and/or non-free float. For securities subject to foreign ownership limitations, the estimated free float available to foreign investors is equal to the lesser of (a) the total number of shares outstanding less shareholdings classified as strategic or non-free float and (b) foreign ownership limitation adjusted for non-free float stakes held by foreign investors.

MSCI free float adjusts the market capitalization of each security using an adjustment factor referred to as the Foreign Inclusion Factor (“FIF”). Securities not subject to foreign ownership limitations have a FIF equal to (a) the estimated free float, rounded up to the closest 5%, if the securities have a free float greater than 15% or (b) the estimated free float, rounded to the closest 1%, if the securities have a free float less than 15%. For securities subject to foreign ownership limitations, the FIF is equal to the lesser of (a) the estimated free float available to foreign investors (i) rounded up to the closest 5%, if the free float is greater than 15% or (ii) rounded to the closest 1%, if the free float is less than 15% and (b) foreign ownership limitation rounded to the closest 1%.

The free float adjusted market capitalization of a security is calculated as the product of the FIF and the security’s full market capitalization.

MSCI Singapore IndexSM Calculation

The SGY is computed generally by multiplying the previous day’s index level by the free float adjusted market capitalization level of each share in the SGY on the prior day divided by the free float adjusted market capitalization level of each share in the SGY on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not to the denominator.

MSCI Singapore IndexSM Maintenance

There are three broad categories of the SGY maintenance:

◆	An annual full country index review that reassesses the various dimensions of the equity universe in Singapore;

◆	Quarterly index reviews, aimed at promptly reflecting other significant market events; and

◆	Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

During the annual review, additions or deletions of securities are made (i) following the re-appraisal of the free float adjusted industry group representation within a country relative to an 85% target, (ii) following an update of the minimum size guidelines for additions and deletions and (iii) based on a company’s and/or security’s free float of less than 15% that has decreased in size in terms of free float adjusted market capitalization due to reduction in free float or due to performance and that no longer meet certain criteria.

During a quarterly index review, securities may be added to or deleted from the SGY for a variety of reasons, including the following:

◆	Additions or deletions of securities, due to one or more industry groups having become significantly over-or under-represented as a result of mergers, acquisitions, restructuring and other major market events affecting that industry group.

◆	Additions or deletions resulting from changes in industry classification, significant increases or decreases in free float and relaxation/removal or decreases of foreign ownership limits not implemented immediately.

◆	Additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering.

◆	Replacement of companies which are no longer suitable industry representatives.

◆	Deletion of securities whose issuing company and/or security free float has fallen to less than 15% and which do not meet certain criteria.

◆	Deletion of securities that have become very small or illiquid.

◆	Replacement of securities (additions or deletions) resulting from the review of price source for constituents with both domestic and foreign board quotations.

The accompanying graph illustrates the performance of the SGY from 1/1/97 to 5/31/07] as reported on Bloomberg L.P. The historical levels of the SGY should not be taken as an indication of future performance.

The SPY closing level on May 31, 2007 was 432.9.

License Agreement with Morgan Stanley Capital International Inc.: HSBC has entered into an agreement with Morgan Stanley Capital International Inc. (“MSCI”) providing HSBC and certain of affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the SGY, which is owned and published by MSCI, in connection with certain securities, including the notes. The notes are not sponsored, endorsed, sold or promoted by MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the SGY to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of SGY which index is determined, composed and calculated by MSCI without regard to HSBC. MSCI has no obligation to take the needs of HSBC or the owners of these notes into consideration in determining, composing or calculating the SGY. MSCI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Neither MSCI nor any other party has an obligation or liability to owners of these notes in connection with the administration, marketing or trading of the notes.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS AND COUNTERPARTIES, OWNERS OF OR THE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MORGAN STANLEY NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Certain ERISA Considerations

Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code, which we refer to as “Qualified Plans,” or individual retirement accounts, or IRAs, and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, prohibits similar transactions involving employee benefit plans that are subject to ERISA, which we refer to as ERISA Plans. Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian), any person providing services (for example, a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of the notes by a Plan with respect to which the issuer is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. The issuer and several of its subsidiaries are each considered a “disqualified person” under the Code or “party in interest” under ERISA with respect to many Plans, although the issuer is not a “disqualified person” with respect to an IRA simply because the IRA is established with HSBC Securities (USA) Inc. (“HSI”) or because HSI provides brokerage to the IRA, and the issuer cannot be a “party in interest” to any IRA other than certain employer-sponsored IRAs as only employer-sponsored IRAs are covered by ERISA.

Applicable exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts. A fiduciary of a Plan purchasing the notes, or in the case of certain IRAs, the grantor or other person directing the purchase of the notes for the IRA, shall be deemed to represent that its purchase, holding, and disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code for which an exemption is not available.

A fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be subject to civil liability or civil penalties under ERISA. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in similar types of transactions with the assets of Plans subject to Section 4975.

In accordance with ERISA’s general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of the notes on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Plans established with, or for which services are provided by, the issuer or its affiliates should consult with counsel prior to making any such acquisition.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA), and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans should consider applicable Similar Law when investing in the notes. Each fiduciary of such a plan will be deemed to represent that the plan’s acquisition and holding of the notes will not result in a non-exempt violation of applicable Similar Law.

The sale of notes to a Plan or a Similar Plan is in no respect a representation by the issuer or any of its affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Plans generally or any particular Plan or Similar Plan, or that such an investment is appropriate for a Plan or Similar Plan generally or any particular Plan or Similar Plan.

Discontinuance or Modification of Any Basket Index

If a reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the applicable Asian basket index on any day on which that Asian basket index is scheduled to be published and such reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the Asian basket index for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the notes.

If an Asian basket index is discontinued or if a reference sponsor fails to publish the applicable Asian basket index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the applicable index level using the same general methodology previously used by such reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the Asian basket index or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

If at any time the method of calculating any Asian basket index or a successor index, or the value thereof, is changed in a material respect, or if an Asian basket index or a successor index is in any other way modified so that, in the determination of the calculation agent, the value of that index does not fairly represent the value of such Asian basket index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a value comparable to the value that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating an Asian basket index or a successor index is modified so that the value of that index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a value of such Asian basket index or the successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

Notwithstanding these alternative arrangements, discontinuance of the publication of any Asian basket index may adversely affect the value of, and trading in, the notes.

“Reference sponsor” means:

◆	with respect to the NKY, Nihon Keizai Shimbun, Inc.;

◆	with respect to the HSCEI, HSI Services Limited;

◆	with respect to the KOSPI2, the Korea Exchange; and

◆	with respect to the SGY, Morgan Stanley Capital International Inc.

Events of Default and Acceleration

If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated the payment at maturity due and payable in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated basket return. If a market disruption event exists with respect to an Asian basket index on that scheduled trading day, then the accelerated final valuation date for that Asian basket index will be postponed for up to eight scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the notes. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

We expect to deliver the notes against payment on or about June 29, 2007, which is the fourth business day following the trade date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the notes on the trade date, it will be required, by virtue of the fact that the notes initially will settle on the fourth business day following the trade date, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the notes in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.